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                                                                    Exhibit 11.1

                      VITRONICS CORPORATION AND SUBSIDIARY

                   CALCULATION OF NET INCOME PER COMMON SHARE
         (For the years ended December 31, 1995 and December 31, 1994)
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


                                              December 31, 1995
                                           Primary    Fully Diluted
                                          ----------  -------------
Net income                                $2,775,000    $ 2,848,000

Weighted average shares outstanding:
          Common stock                     8,576,217      8,576,217
          Convertible debentures                  --      1,492,603
          Warrants                           139,150        143,253
          Stock options                      452,790        475,648
                                          ----------     ----------
          Weighted averaged shares
           outstanding                     9,168,158     10,687,721

Income per share                          $      .30    $       .27




                                              December 31, 1994
                                           Primary    Fully Diluted
                                          ----------  -------------
Net income                                $  602,000    $   722,000

Weighted average shares outstanding:
          Common stock                     7,496,798      7,496,798
          Convertible debentures                  --      2,400,000
          Warrants                           103,125        119,423
          Stock options                      138,622        174,168
                                          ----------     ----------
          Weighted averaged shares
           outstanding                     7,738,545     10,190,389

Income per share                          $      .03    $       .03

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